The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
October 2024 Preliminary Pricing Supplement Dated October 23, 2024 Registration Statement No. 333-263376 Filed pursuant to Rule 424(b)(2) (To Prospectus dated May 27, 2022)

Structured Investments

Opportunities in Foreign Exchange Rates

Contingent Income Securities due on or about November 6, 2025

Principal at Risk Securities

$● Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Contingent Income Securities (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the spot rate of the underlying currency is equal to or less than 115.00% of the initial spot rate, which we refer to as the coupon barrier level. The spot rate decreases when the underlying currency appreciates relative to the U.S. dollar and increases when the underlying currency real depreciates relative to the U.S. dollar.

If on any determination date the spot rate of the underlying currency is greater than the coupon barrier level, you will not receive the contingent payment applicable to such determination date. As a result, investors must be willing to accept the risk of not receiving any contingent payments. Furthermore, if the final spot rate is greater than 115.00% of the initial spot rate, which we refer to as the threshold level, on the final determination date, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the percentage increase in the underlying currency from the pricing date to the final determination date (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. In no event will the payment at maturity be less than $0.00. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in the performance of the spot rate and must be willing to accept the risk of not receiving any contingent payments over the term of the securities. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying currency:	Brazilian real (“BRL”)
Base currency:	U.S. dollar
Spot rate:

The spot exchange rate for the Brazilian real relative to the U.S. dollar will be the USD/BRL spot rate expressed as the number of Brazilian real per U.S. dollar as determined by the calculation agent by reference to the Brazilian real/U.S dollar offered rate for U.S. dollars expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days reported by the Banco Central do Brasil (Central Bank of Brazil) by approximately 1:15 p.m., São Paulo time, on such date and as published on Bloomberg screen BRL PTAX <Curncy> (or any successor page) by approximately 1:15 p.m., São Paulo time (the “USD/BRL exchange rate”). The USD/BRL exchange rate decreases when the Brazilian real appreciates relative to the U.S. dollar and increases when the Brazilian real depreciates relative to the U.S. dollar.

For more information, see “Information About the Spot Rate” herein. In certain circumstances, the spot rate will be determined by the calculation agent as described further under “Additional Information About the Securities — Market disruption events” herein.

Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Expected to be October 25, 2024
Original issue date:

Expected to be October 30, 2024 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to one business day before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity date:	Expected to be November 6, 2025, subject to postponement for certain market disruption events and as described under “Additional Information About the Securities — Market Disruption Events”.
Contingent payment:

●If, on any determination date (including the final determination date), the spot rate of the underlying currency is equal to or less than the coupon barrier level, we will pay a contingent payment of $32.00 (equivalent to 12.80% per annum of the stated principal amount) per security on the related contingent payment date.

●If, on any determination date, the spot rate of the underlying currency is greater than the coupon barrier level, no contingent payment will be made with respect to that determination date.

Determination dates:

Expected to be January 27, 2025, April 25, 2025, July 25, 2025 and November 3, 2025, subject to postponement for non-currency business days and certain market disruption events (as described under “Market Disruption Events” herein). We also refer to November 3, 2025 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates (including the final determination date) and maturity date to ensure that the stated term of the securities remains the same.

Contingent payment dates:

Expected to be January 30, 2025, April 30, 2025, July 30, 2025 and the maturity date, subject to postponement for non-business days and as described under “Additional Information About the Securities — Market Disruption Events.

Payment at maturity:	●If the final spot rate is equal to or less than the threshold level:	the stated principal amount of $1,000.00
●If the final spot rate is greater than the threshold level:

a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount minus (ii) the stated principal amount times the underlying return. In no event will the payment at maturity be less than $0.00.

If the final spot rate is greater than the threshold level, investors will lose a significant portion and may lose all of their initial investment. All payments on the securities will be made in U.S. dollars.

Underlying return:	The quotient, expressed as a percentage of the following formula: (final spot rate -initial spot rate) / initial spot rate
Initial spot rate:	[●], which is the spot rate of the underlying currency on the pricing date
Coupon barrier level:	[●], which is equal to 115.00% of the initial spot rate
Threshold level:	[●], which is equal to 115.00% of the initial spot rate
Final spot rate:	The spot rate of the underlying currency on the final determination date, subject to adjustment as described under “Additional Information About the Securities — Market Disruption Events” herein.
CUSIP:	90307QQR7
ISIN:	US90307QQR73
Listing:	The securities will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	1.25%(a)	98.25%
+0.50%(b)
1.75%
Total	$•	$•	$•

(1)UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $17.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)a fixed sales commission of $12.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets if any”.

The estimated initial value of the securities as of the pricing date is expected to be between $941.60 and $971.60. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 11 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus dated May 27, 2022

Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document and the accompanying prospectus, the following hierarchy will govern: first, this document; and second, the accompanying prospectus.

October 2024 Page 2

Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Investment Summary

The Contingent Income Securities due on or about November 6, 2025 based on the performance of the Brazilian Real Relative to the U.S. Dollar, which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $32.00 (equivalent to 12.80% per annum of the stated principal amount) per security, with respect to each determination date (including the final determination date) on which the spot rate of the underlying currency is equal to or less than 115.00% of the initial spot rate, which we refer to as the coupon barrier level. The contingent payment, if any, will be payable on the relevant contingent payment date. It is possible that the spot rate of the underlying currency could remain greater than the coupon barrier level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

If the final spot rate is equal to or less than 115.00% of the initial spot rate, which we refer to as the threshold level, the payment at maturity will also be the sum of (i) the stated principal amount and (ii) the contingent payment otherwise payable with respect to the final determination date. If, however, the final spot rate is greater than the threshold level, the payment at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount minus (ii) the stated principal amount times the underlying return. The value of such cash payment will be less than 85.00% of the stated principal amount of the securities and could be zero. In no event will the payment at maturity be less than $0.00. Investors in the securities must be willing to accept the risk of losing a significant portion or, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in the performance of the spot rate.

October 2024 Page 3

Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $32.00 (equivalent to 12.80% per annum of the stated principal amount) per security, with respect to each determination date (including the final determination date) on which the spot rate of the underlying currency is equal to or less than 115.00% of the initial spot rate, which we refer to as the coupon barrier level. The payment at maturity will vary depending on the final spot rate, as follows:

Scenario 1

The final spot rate is equal to or less than the threshold level and coupon barrier level.

￭The payment at maturity will be (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date.

￭Investors will not participate in the performance of the spot rate.

Scenario 2

The final spot rate is greater than the threshold level and coupon barrier level.

￭The payment at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount minus (ii) the stated principal amount times the underlying return. In no event will the payment at maturity be less than $0.00.

￭Investors will lose a significant portion or, in extreme situations, all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion or, in extreme situations, all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the spot rate is greater than the coupon barrier level on the related determination date. If the final spot rate is greater than the threshold level, you will lose a significant portion or, in extreme situations, all of your initial investment at maturity. In no event will the payment at maturity be less than $0.00.

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your initial investment and believe that the spot rate will be equal to or less than the coupon barrier level on each determination date (including the final determination date) and the final spot rate will be equal to or less than the threshold level.

￭You understand and accept that any potential positive return is limited to the contingent payments specified herein.

￭You can tolerate fluctuations in the level of the securities prior to maturity that may be similar to or exceed the downside fluctuations of level of the underlying currency.

￭You are willing to invest in the securities based on the coupon barrier level, threshold level and contingent payment specified on the cover hereof.

￭You do not seek guaranteed current income from this investment.

￭You are willing to hold the securities to maturity, a term of approximately 53 weeks, and accept that there may be little or no secondary market for the securities.

￭You understand and are willing to accept the risks associated with the underlying currency.

￭You are willing to assume the credit risk of UBS for all payments under the securities, and you understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You require an investment designed to provide a full return of principal at maturity.

￭You believe that the spot rate will increase during the term of the securities (meaning that the underlying currency has depreciated relative to the U.S. dollar) and is likely to be greater than the coupon barrier level on one or more determination dates (including the final determination date) or that the final spot rate is likely to be greater than the threshold level.

￭You seek an investment that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying currency.

￭You are unwilling to invest in the securities based on the coupon barrier level, threshold level and contingent payment specified on the cover hereof.

￭You seek guaranteed current income from this investment.

￭You are unable or unwilling to hold securities to maturity, a term of approximately 53 weeks, or you seek an investment for which there will be an active secondary market.

￭You do not understand and are not willing to accept the risks associated with the underlying currency.

￭You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

October 2024 Page 5

Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the spot rate and (2) the final spot rate.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity

For more information about the payout or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the final pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Spot Rate:	6.00
Hypothetical Coupon Barrier Level:	6.90, which is 115.00% of the initial spot rate
Hypothetical Threshold Level:	6.90, which is 115.00% of the initial spot rate
Hypothetical Contingent Payment:	$32.00 per security (equivalent to 12.80% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security

In Examples 1 and 2, illustrate the payment at maturity per security based on the final spot rate.

	Example 1		Example 2
Determination Dates	Hypothetical Spot Rate	Contingent Payment	Hypothetical Spot Rate	Contingent Payment
#1	8.00	$0.00	8.00	$0.00
#2	7.50	$0.00	7.50	$0.00
#3	9.00	$0.00	9.00	$0.00
Final Determination Date	6.60	—*	9.60	$0.00
Payment at Maturity	$1,032.00		$400.00

*The final contingent payment, if any, will be paid at maturity.

￭In Example 1, the spot rate is greater than the coupon barrier level on each determination date prior to the final determination date and, as a result, you do not receive any contingent payments during the term of the securities. On the final determination date, the spot rate decreases from the initial spot rate to the final spot rate. Although the final spot rate is greater than the initial spot rate, because the final spot rate is equal to or less than the threshold level and the coupon barrier level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $32.00 = $1,032.00

In this example, although the final spot rate represents a 10.00% appreciation from the initial spot rate, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $1,032.00 per security at maturity. Your total return per security in this example is $1,032.00 (a total return of 3.20% on the securities).

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

In Example 2, the spot rate remains greater than the coupon barrier level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities. Furthermore, because the final spot rate is greater than the threshold level and coupon barrier level, you are fully exposed to the increase in the underlying currency and you will not receive a contingent payment. However, in no event will the payment at maturity be less than $0.00. Your payment at maturity is calculated as follows:

$1,000.00 - ($1,000.00 × Underlying Return)

= $1,000.00 - ($1,000.00 × 60.00%)

 = $400.00

In this example, because the final spot rate represents a 60.00% increase, you will receive a total cash payment per security at maturity equal to $400.00 (a loss of 60.00% on the securities). In no event will the payment at maturity be less than $0.00.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the final spot rate is greater than the threshold level, you will lose a significant portion or, in extreme situations, all of your initial investment. Specifically, if the final spot rate is greater than the threshold level, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return over the term of the securities. In no event will the payment at maturity be less than $0.00.

The securities will not pay a contingent payment if the spot rate is greater than the coupon barrier level on any determination date.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of significant loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the stated principal amount of the securities at maturity. If UBS will repay you the stated principal amount of your securities in cash only if the final spot rate is equal to or less than the threshold level and will only make such payment at maturity. If the final spot rate is greater than the threshold level, you will lose a significant percentage or all of your principal amount equal to the underlying return. You could lose your entire investment in the securities.

￭Contingent repayment of stated principal amount only at maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying currency is equal to or less than the threshold level.

￭You may not receive any contingent payments. UBS will not necessarily make periodic payments on the securities. If the spot rate on any determination date is greater than the coupon barrier level, UBS will not pay you the contingent payment applicable to such determination date. If the spot rate is greater than the coupon barrier level on each of the determination dates, UBS will not pay you any contingent payments during the term of, and you will not receive a positive return on, your securities. Generally, this non‑payment of the contingent payment coincides with a period of greater risk of principal loss on your securities.

￭Your potential return on the securities is limited and you will not participate in the performance of the spot rate. The return potential of the securities is limited to the pre-specified contingent payments, regardless of the performance of the spot rate. In addition, your return on the securities will vary based on the number of determination dates on which the requirements of the contingent payment have been met prior to maturity. If the final spot rate is greater than the initial spot rate, you will be subject to the increase of the spot rate even though you cannot participate in any decrease in the level of the spot rate.

￭Higher contingent payments or a lower threshold level or coupon barrier may reflect greater expected volatility of the underlying currency, and greater expected volatility generally indicates an increased risk of loss at maturity. The economic terms for the securities, including the contingent payments, coupon barrier level and threshold level, are based, in part, on the expected volatility of the underlying currency at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying currency. A greater expected volatility of the underlying currency as of the pricing date results in a greater expectation as of that date that the spot rate could be greater than the coupon barrier level on any determination date and that the final spot rate of the underlying currency could be greater than the threshold level on the final determination date and, as a consequence, indicates an increased risk of not receiving a contingent payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower threshold level and/or coupon barrier level than those terms on otherwise comparable securities. Therefore, a relatively higher contingent payment may indicate an increased risk of loss. Further, a relatively lower threshold level and/or coupon barrier level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity and/or paying contingent payments. The spot rate for your securities could increase sharply, which could result in the loss of a significant portion or all of your initial investment.

￭An investment in securities with a contingent payment feature may be more sensitive to interest rate risk than an investment in securities without such feature. Because of the contingent payment feature of the securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such feature. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent payments on the securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your securities at such time, the value of your securities in any secondary market transaction would also be adversely affected.

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Risks Relating to Characteristics of the Spot Rate

￭Market risk. The return on the securities is linked to the spot rate, which measures the value of the underlying currency relative to the U.S. dollar. The spot rate is the result of the supply of, and the demand for, those currencies. Changes in the spot rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant country and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the securities, should make your own investigation into the spot rate and the underlying currency and the merits of an investment linked to the spot rate.

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the spot rate will rise or fall and there can be no assurance that the spot rate will be equal to or less than the coupon barrier level on any determination date or that the final spot rate will be equal to or less than the threshold level. The spot rate will be influenced by complex and interrelated political, economic, financial and other factors that affect the spot rate. You should be willing to accept the risks associated with the spot rate in general and the value of the underlying currency and the U.S. dollar in particular, and the risk of losing a significant portion or all of your initial investment.

￭The level of the spot rate may be correlated to the demand for commodities. Brazil depends heavily on the export of commodities and the value of the underlying currency relative to the U.S. dollar has historically exhibited high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant commodities may negatively affect the value of the underlying currency relative to the U.S. dollar and, therefore, the market value of, and return on, the securities.

￭Governmental intervention could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of Brazil and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. In addition, other governmental actions, such as sanctions, against the government issuing the underlying currency could adversely affect the value of the underlying currency relative to the U.S. dollar. Thus, actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders may negatively affect the value of the underlying currency and, therefore, the market value of, and return on, the securities.

￭Because the underlying currency is an emerging markets currency, the market value of, and return on, the securities is subject to an increased risk of significant adverse fluctuations. The securities are linked to the performance of the underlying currency, which is an emerging markets currency, relative to the U.S. dollar. There is an increased risk of significant adverse fluctuations in the performances of the emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. As a result, emerging markets currencies may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the securities. Global events, even if not directly applicable to Brazil or its currency, may increase volatility or adversely affect the market value of, and return on, the securities.

￭Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rate between the Brazilian real and the U.S. dollar, including by significantly widening the bid/offer spread, and therefore, the payments on the securities and the value of the securities in the secondary market.

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Contingent Income Securities due on or about November 6, 2025 Principal at Risk Securities
$• Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

￭Even though the underlying currency and the U.S. dollar trade around-the-clock, the securities will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the securities, if any, will not conform to the hours during which the underlying currency and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

￭Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the governments of Brazil and the United States and the governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the underlying currency relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the market value of, and return on, the securities.

Estimated Value Considerations

￭The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the level of the spot rate, volatility of the spot rate, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Spot Rate — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum

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or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the level of the spot rate; the volatility of the spot rate; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflicts of interest. UBS and its affiliates may engage in trading activities with respect to the underlying currency and/or the U.S. dollar, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent payment is payable to you on any contingent payment date and the payment at maturity of the securities, if any, based on observed spot rates. The calculation agent can postpone the determination of, or in certain circumstances, may determine the initial spot rate, spot rate or final spot rate (and therefore the related contingent payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date, any determination date or the final determination date, respectively.

As UBS determines the economic terms of the securities, including the contingent payment, coupon barrier level and threshold levels, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

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In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the securities. These hedging or trading activities on or prior to the pricing date could potentially affect the initial spot rate of the underlying currency and, as a result, the coupon barrier level and threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the level of the underlying currency on the determination dates and, accordingly, any amounts payable on the securities. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying currency to which the securities are linked.

￭Potential UBS impact on the underlying currency. Trading or transactions by UBS and/or its affiliates in the underlying currency, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of the underlying currency, may adversely affect the market price(s) or level(s) of that underlying currency on any determination date or the final determination date and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.

￭The calculation agent can postpone the determination of the spot rate, and in certain circumstances determine the spot rate, if a market disruption event occurs. If the calculation agent determines that a market disruption event has occurred or is continuing on a determination date (including the final determination date), such date will be postponed until the first currency business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the spot rate on the currency business day following the date on which no market disruption event occurs or is continuing, as described further under “Additional Information About the Securities — Market disruption events” herein.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the spot rate is not available on the last possible day that qualifies as the determination date, either because of a market disruption event or for any other reason, the calculation agent will determine the spot rate, taking into consideration all available information that it in good faith deems relevant, as described under “Additional Information About the Securities — Market disruption events” herein.

Further, if the underlying currency is converted into another currency, or another currency is substituted for the underlying currency (in each case, the “new currency”), pursuant to applicable law or regulation (the “relevant law”), such underlying currency shall be substituted by the new currency for all purposes of the securities at the conversion rate prescribed in the relevant law at the time of such substitution. The occurrence of these events and the consequent adjustments may materially and adversely affect the market value of, and return on, the securities. See “Additional Information About the Securities — Market disruption events” herein.

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Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. Prior to any debt-to-equity swap or write-off with respect to any securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders

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of the securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein.

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Information About the Spot Rate

Included below is a brief description of the spot rate. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the spot rate. The information given below is for the specified calendar quarters. We obtained the spot rate information set forth below from Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of the spot rate as an indication of future performance.

USD/BRL Exchange Rate

The USD/BRL exchange rate is expressed as a number of Brazilian reais per one U.S. dollar. The USD/BRL exchange rate decreases when the Brazilian real appreciates relative to the U.S. dollar and increases when the Brazilian real depreciates relative to the U.S. dollar.

Information as of market close on October 22, 2024:

Bloomberg Ticker Symbol:	BRL PTAX <Curncy>	52 Week High (on August 5, 2024):	5.7643
Current Spot Rate:	5.6955	52 Week Low (on December 27, 2023):	4.8303
52 Weeks Ago (on October 20, 2023):	5.0525

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Historical Information

The table below sets forth the published high and low spot rates, as well as end-of-quarter spot rate for the specified period. The spot rate on October 22, 2024 was 5.6955 (the “hypothetical initial spot rate”). The associated graph shows the spot rates of the underlying currency for each day from January 1, 2014 to October 22, 2024. The dotted line represents a hypothetical threshold level and hypothetical coupon barrier level of 6.5498, which is equal to 115.00% of the hypothetical initial spot rate. The actual threshold level and coupon barrier level will be set on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the spot rate should not be taken as an indication of its future performance, and no assurance can be given as to the spot rate of the spot rate at any time during the term of the securities.

USD/BRL Exchange Rate	High	Low	Period End
2020
First Quarter	5.2059	4.024	5.2059
Second Quarter	5.887	4.8201	5.4676
Third Quarter	5.6624	5.1184	5.6095
Fourth Quarter	5.7816	5.0192	5.1985
2021
First Quarter	5.8173	5.2056	5.6337
Second Quarter	5.7349	4.9146	4.9696
Third Quarter	5.4429	5.049	5.4429
Fourth Quarter	5.7449	5.3643	5.5758
2022
First Quarter	5.7161	4.7417	4.7417
Second Quarter	5.2687	4.5928	5.2568
Third Quarter	5.4985	5.0291	5.4155
Fourth Quarter	5.4056	5.0592	5.2804
2023
First Quarter	5.4627	5.0436	5.0631
Second Quarter	5.076	4.7638	4.7854
Third Quarter	5.0442	4.7259	5.0341
Fourth Quarter	5.1683	4.8214	4.8572
2024
First Quarter	5.0307	4.8544	5.0141
Second Quarter	5.594	5.0093	5.594
Third Quarter	5.7462	5.4118	5.4496
Fourth Quarter (through October 22, 2024)	5.7065	5.4302	5.6955

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USD/BRL Exchange Rate – Daily Spot Rates January 1, 2014 to October 22, 2024

This document relates only to the securities offered hereby and does not relate to the spot rate or other securities linked to the spot rate. We have derived all disclosures contained in this document regarding the spot rate from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the spot rate.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the spot rate.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Market disruption events:

The calculation agent will determine the spot rate on each determination date and the final spot rate on the final determination date. If the calculation agent determines that, on any determination date or on the final determination date, a market disruption event has occurred or is continuing with respect to the spot rate the affected date may be postponed by up to fourteen calendar days. If such a postponement occurs, the calculation agent will determine the spot rate or the final spot rate by reference to the spot rate on the currency business day following the date on which no market disruption event occurs or is continuing. In no event, however, will the determination date or final determination date, as applicable, be postponed by more than fourteen calendar days. If the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will determine the spot rate or the final spot rate on the first succeeding currency business day. In such an event, the calculation agent will determine the spot rate or the final spot rate taking into consideration all available information that it in good faith deems relevant.

If the calculation agent postpones a determination date or the final determination date, then the applicable payment date will also be postponed to maintain the same number of business days between such relevant dates as existed prior to the postponement of a determination date or the final determination date.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone a determination date or determine the spot rate if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the spot rate or the final spot rate, as applicable, with respect to any such date.

Any of the following will be a market disruption event, in each case as determined by the calculation agent:

●the failure by the relevant price source (as specified under “Summary Terms — Spot rate” herein) to announce or publish the spot rate (or the information necessary for determining the spot rate);

●the temporary or permanent discontinuance or unavailability of the spot rate from the relevant price source;

●any day that is not a currency business day with respect to the underlying currency, and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in the principal financial center(s) of the underlying currency two currency business days prior to the scheduled determination date or final determination date; or

●any event that materially impairs the ability of market participants in general to effect transactions in or obtain market values for the spot rate or futures or options contracts relating to the spot rate.

Notwithstanding the above, if the underlying currency is converted into another currency, or another currency is substituted for the underlying currency (in each case, the "new currency"), pursuant to applicable law or regulation (the "relevant law"), the calculation agent may instead substitute the new currency as the underlying currency for all purposes of the securities at the conversion rate prescribed in the relevant law at the time of such substitution, and make any required adjustment to the initial spot rate, coupon barrier level, threshold level, spot rate, final spot rate and/or any other relevant term, as applicable, and thereafter will determine any amounts payable on the securities by reference to the new currency and such adjusted terms.

Tax considerations:

The U.S. federal income tax consequences of an investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the securities and does not purport to be a complete analysis of all tax considerations relating to the securities. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. Prospective

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purchasers of the securities are urged to read the discussion below and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments of interest, principal and/or other amounts, in each case as applicable, under the securities.

This discussion applies to investors that acquire the securities upon initial issuance and hold the securities as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, including alternative minimum tax consequences and does not address the different tax consequences that apply to holders that are members of a class of holders subject to special rules, such as:

➢ a dealer in securities or currencies,

➢ a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

➢ a financial institution or a bank,

➢ a regulated investment company (“RIC”), real estate investment trust (“REIT”) or a common trust fund,

➢ a life insurance company,

➢ a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,

➢ a person that owns securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the securities or a “wash sale” with respect to the securities or the underlying currency,

➢ a former citizen or resident of the U.S.,

➢ a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

➢ taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Prospective investors considering the purchase of a security should consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a security that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a security that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the securities.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying currency. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss on your securities will generally be ordinary foreign currency income or loss

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under Section 988 of the Code. Ordinary foreign currency losses are potentially subject to certain reporting requirements. However, investors in certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a “Section 988 Election”). Due to the lack of authority directly addressing the availability of the Section 988 Election for instruments such as these, it is unclear whether the Section 988 Election is available. If the Section 988 Election is available and you make this election before the close of the day on which you acquire a security, all gain or loss you recognize on a sale or exchange of that security (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) should be treated as short-term capital gain or loss. A Section 988 Election with respect to a security is made by (a) clearly identifying the security on your books and records, on the date you acquire it, as being subject to this election and filing the relevant statement verifying this election with your U.S. federal income tax return or (b) obtaining independent verification under procedures set forth in the Treasury regulations under Section 988. You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election, as well as the special reporting requirements that apply to foreign currency losses in excess of specified thresholds.

The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding these risks.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above.

Alternative Treatments for Securities Treated as Any Type of Prepaid Derivative. Although we intend to treat each security described in this section as a prepaid derivative as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the securities described in this section. Therefore, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are materially different from those described above. If the IRS were successful in asserting an alternative treatment of the securities, the timing and character of income on the securities could differ materially and adversely from our description herein.

Contingent Short-Term Debt Instrument. It is possible that the securities could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore, if the securities were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of the securities would not be entirely clear.

Other Alternative Treatments. The IRS could also possibly assert that a holder (i) should be treated as owning the components of the underlying currency, (ii) any gain or loss recognized upon the taxable disposition of the securities should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) should be required to accrue interest income over the term of the securities or (iv) should be required to include in ordinary income an amount equal to any increase in the underlying currency that is attributable to ordinary income that is realized in respect of the components of the underlying currency, such as interest, dividends or net-rental income. Holders should consult their tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes.

Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of

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Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). Gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

The net proceeds from the offering of the securities will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In anticipation of the sale of the securities, we and/or our affiliates expect to enter into hedging transactions

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involving purchases and sales of interest rate-linked instruments, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments prior to, on or after the applicable pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your securities, from time to time, we and/or our affiliates may:

●acquire or dispose of long or short positions in foreign-exchange-linked instruments;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on exchange rates;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of exchange rates; or

●any combination of the above.

We and/or our affiliates may close out our or their hedge position relating to the securities during the term of your securities. That step may involve sales or purchases of the instruments described above. No holder of the securities will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” in this document for a discussion of these adverse effects.

Certain ERISA considerations:

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the securities will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the securities, or as a result of the exercise by us or our affiliates of any rights in connection with the securities.

Any person proposing to acquire any securities on behalf of a Plan should consult with counsel regarding the

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applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $17.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $17.50 reflecting a fixed sales commission of $12.50 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” in this document.

Additional terms of the securities:

In this section, references to “holders” mean those who own the securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the securities registered in street name or in the securities issued in book-entry form through the Depository Trust Company (“DTC”). Owners of beneficial interests in the securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your securities, the redemption price of the securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your securities is accelerated, we will pay the Default Amount in respect of the principal of your securities at maturity. We describe the Default Amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the securities are a part, are entitled to take any action under the indenture, we will treat the outstanding Principal Amount of the securities as the outstanding Principal Amount of the series of securities constituted by that Note. Although the terms of the securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in Principal Amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the securities. This action may involve changing some of the terms that apply

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to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “Default Amount” for your securities on any day will be an amount, in U.S. dollars for the principal of your securities, equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal:

●the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking; plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for your securities, which we describe below, the holders of your securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount.

Default Quotation Period

The “Default Quotation Period” is the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after that day, unless:

●no quotation of the kind referred to above is obtained; or

●every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the Default Amount at any time, a “Qualified Financial Institution” means a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-1 or higher by Standard & Poor’s or any successor, or any other comparable rating then used by that rating agency; or

●P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Currency Business Day

A “currency business day” with respect to the underlying currency means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for the underlying currency (which is São Paulo, Brazil) and (b) banking institutions in the City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

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Manner of Payment

Any payment on your securities will be made to accounts designated by you or the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of DTC (or any successor depositary).

Role of Calculation Agent

UBS Securities LLC will serve as the calculation agent (the “calculation agent”). We may change the calculation agent after the original issue date of the securities without notice. The calculation agent will make all determinations regarding the amounts payable in respect of your securities at maturity, the coupon barrier level, the threshold level, the maturity date, contingent payments and all other determinations or adjustments with respect to the securities, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch is UBS AG London Branch.

Currency of Securities

The specified currency for your securities will be U.S. dollars.

Prohibition of sales to EEA & UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information About the Spot Rate	17
Additional Information About the Securities	20

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76

$•

UBS AG

Contingent Income Securities

due on or about November 6, 2025

Preliminary Pricing Supplement dated October 23, 2024

(To Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Securities LLC